MAA Announces Acquisition

MEMPHIS, Tenn., Aug. 30, 2012 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Haven at Blanco, an upscale 436-unit multi-family apartment community in San Antonio, Texas.

(Logo: http://photos.prnewswire.com/prnh/20110614/CL19184LOGO )

Haven at Blanco was developed in 2010 and is located just minutes from San Antonio's northwest job corridor, the city's largest employment sector. The community also has excellent access to major thoroughfares and is less than ten minutes from USAA, San Antonio's largest private employer, and the South Texas Medical Center, which is home to 45 medically-related institutions.

The Haven at Blanco community provides residents with a wide array of amenities including a private entrance gate, resort-style swimming pool with cabanas and heated spa, and both attached and detached garages. The apartment homes boast an average 1,063 square feet and offer nine foot ceilings with crown molding, walk-in closets and granite countertops in select units.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are pleased to be expanding our footprint in the San Antonio market. We believe our operating platform in this economically diversified area will generate attractive investment returns for our shareholders."

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,264 apartment units focused on delivering full-cycle and superior investment performance throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com